Exhibit 23

Consent of Independent Certified Public Accountants

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-91901 and 333-73186) pertaining to Teltronics, Inc. Savings Plan, (Form S-8 No. 333-45968) pertaining to Teltronics, Inc. 2000 Employee Stock Purchase Plan, (Form S-8 Nos. 333-91905 and 333-45372) pertaining to Teltronics, Inc. 1995 Incentive Stock Option Plan, of our report dated March 28, 2002, with respect to the consolidated financial statements and schedule of Teltronics, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2001.

/s/ Ernst & Young LLP

Tampa, Florida
March 28, 2002